Exhibit 99.1

For Immediate Release Media Stacey Eisen (224) 212-2276 Tareta Adams (224) 212-2535 Financial Community Lynn McHugh (224) 212-2363

HOSPIRA REPORTS THIRD-QUARTER 2004 RESULTS

— Updates Outlook for the 2004 Year and Comments on 2005 —

LAKE FOREST, Ill., Nov. 9, 2004 — Hospira, Inc. (NYSE:HSP), one of the largest hospital products manufacturers in the United States, today reported results for the third quarter ended Sept. 30, 2004.

Third-Quarter 2004 Financial Summary

•                  Net sales were $656.1 million, 1.0 percent higher than the third quarter of 2003. Included in the 2003 third-quarter sales is an $8.0 million gain from the sale of the product rights to paclitaxel.

•                  Net income was $61.3 million, compared to $66.8 million in the same quarter of 2003. Diluted earnings per share were $0.39 versus $0.43 in the prior year’s third quarter. (All prior-year earnings per share amounts in this release are based on shares outstanding at the date of the spin-off.)

•                  Included in earnings are non-recurring transition expenses of $0.05 per share related to building the company’s independent infrastructure.

-MORE-

“We have continued the positive course we began last quarter as a stand-alone public company,” said Christopher B. Begley, chief executive officer, Hospira. “We performed above our expectations, in part because of unusually strong sales in our specialty injectable pharmaceuticals and contract manufacturing product lines. Our earnings favorability, relative to our projections, also was due to timing issues — including the delay in ramping up the ongoing, incremental expenses required for our independent structure, and timing on certain research and development (R&D) expenses that will now occur in 2005.”

Third-Quarter Events

•                  Launched in the United States the generic drug fluconazole on the day of patent expiration, capturing an estimated initial injectables market share of more than 40 percent.

•                  Added four new drug compounds to the generic injectables pipeline, scheduled for launch in 2007 and beyond.

•                  Received 510(k) clearances for two medication management systems products, thereby paving the way for testing and eventual rollout. The products — the wireless, networked version of Hospira MedNet™ for Plum A+® and Hospira MedNet software for its patient-controlled analgesia pumps — are scheduled for launch in the first quarter of 2005.

•                  Successfully relocated Hospira’s customer service organization and a distribution center to southern Wisconsin, thereby reducing operating costs.

•                  Announced plans to introduce 40 new non-DEHP administration sets to its product line by early 2005, increasing the company’s non-DEHP product portfolio by 50 percent from just two years ago.

•                  Added a new board member. William L. Weiss, chairman emeritus of Ameritech Corporation, was elected to the company’s board of directors. The addition of Mr. Weiss expands Hospira’s board to eight directors, of whom seven are independent.

Financial and Operating Review

Results for the third quarter of 2004 reflect the company’s new status as an independent public company; the third quarter of 2003 reflects results for the business operated as a part of Abbott (prior to the April 30, 2004, spin-off of Hospira). Results for 2003 do not include any of the ongoing, incremental costs of being a stand-alone public company or any non-recurring transition costs.

Certain results in this press release are discussed on both a generally accepted accounting principles (GAAP) and a non-GAAP basis. The non-GAAP measures, referred to as “adjusted” in the text of this release, exclude the non-recurring transition costs associated with establishing an independent, stand-alone infrastructure for the company. Additional information is provided in the section, “Use of Non–GAAP Financial Measures,” contained in this press release.

Consolidated net sales in the third quarter of 2004 increased 1.0 percent to $656.1 million, compared to $649.3 million in the third quarter of 2003. The specialty injectable pharmaceuticals and contract manufacturing product lines reported particularly strong sales. (A schedule detailing sales by product line for the third quarter and first nine months of 2004 and 2003 is attached to this press release.)

In the third quarter, net sales to third parties were favorably affected by volume and mix, representing 4.5 percentage points of growth, partially offset by lower prices (0.7 percentage points). Foreign currency translation contributed $3.4 million, or 0.5 percentage points, and sales to Abbott represented a decline (2.1 percentage points). Subsequent to the spin-off, the sales to Abbott exclude the bulk drug costs for certain products. In addition, the gain on the sale of the paclitaxel product rights in the third quarter of 2003 negatively affected sales growth (1.2 percentage points).

Gross profit in the quarter was $193.8 million, an increase of 7.7 percent from $180.0 million in the same period last year. Gross margin in the third quarter of 2004 was 29.5 percent, compared to 27.7 percent in the prior year’s third quarter. Adjusted* gross profit was $195.1 million in the third quarter of 2004, or 29.7 percent of sales. The adjusted* gross margin increase was attributable to improved volume and product mix, which accounted for 1.4 percentage points of the improvement, and the inclusion of a profit on the sales to Abbott subsequent to the spin-off, which represented 1.8 percentage points. (Sales to Abbott were recorded at cost in 2003.) These favorable items were modestly offset by lower prices, which reduced the gross margin by 0.5 percentage points. In addition, the gross margin in the third quarter of 2003 was positively impacted by an $8 million gain on the sale of the product rights to paclitaxel (0.9 percentage points).

Research and development costs decreased 5.8 percent in the quarter to $28.0 million, or 4.3 percent of sales, compared to $29.7 million, or 4.6 percent of sales, in last year’s third quarter. The decline in spending occurred due to a decrease in the cost of benefits related to previously announced changes to certain employee post-retirement programs. Also, results for the third quarter of 2003 included higher spending for external contracted services for specific compliance projects.

Selling, general and administrative (S,G&A) expense in the quarter was $71.9 million, up 26.3 percent from $56.9 million in the 2003 quarter. As a percentage of sales, S,G&A was 11.0 percent in the third quarter of 2004, compared to 8.8 percent in 2003. Adjusted* S,G&A expense in the third quarter of 2004 was $63.6 million, or 9.7 percent of sales. As expected, the increase in the adjusted* S,G&A was driven by the ongoing, incremental costs associated with being an independent, public company that were not required when the business was part of Abbott, partially offset by the savings from the announced changes in certain employee post-retirement programs.

Income from operations in the quarter was $93.9 million, compared to $93.4 million in the third quarter of 2003. Adjusted* income from operations in the quarter was $103.7 million, an increase of 11.1 percent over the third quarter of 2003. The adjusted* operating margin for the third quarter of 2004 was 15.8 percent, compared to 14.4 percent in 2003. The increase was primarily driven by the improvement in gross margin, partially offset by higher S,G&A spending.

Interest expense in the third quarter of 2004 was $8.3 million, compared to no interest expense in 2003. The increase was due to the addition of debt, in the form of senior unsecured notes. This debt was a result of the refinancing of the initial credit facility that was incurred at the time of the spin-off.

Net income in the quarter was $61.3 million, compared to $66.8 million in the third quarter of 2003. Adjusted* net income for the quarter increased 2.4 percent to $68.5 million from $66.8 million in 2003. The tax rate for the third quarter of 2004 was 30.5 percent, compared to 29.5 percent in 2003. The company is now projecting the full-year tax rate to be 26.0 percent, excluding the impact of the curtailment gain in the second quarter, which was tax-effected at the statutory rate. This is an increase from the previously projected rate of 24.0 percent, as a greater mix of income is now anticipated to be sourced from the United States rather than from lower tax-rate jurisdictions.  As a result, the 2004 third-quarter tax rate reflects the adjustment necessary to provide for income taxes at a 26.0 percent rate through the first nine months of 2004, excluding the impact of the curtailment gain.

Results by Geographic Segment

Net sales in the United States grew 0.7 percent in the third quarter of 2004 to $557 million, from $553 million in the same quarter of 2003. Income from operations in the third quarter of 2004 was $89 million, compared to $83 million last year.

In the International segment, net sales were $99 million, a 2.9 percent increase over last year’s $96 million. Excluding the $3.4 million benefit from foreign currency translation, net sales in the segment decreased less than 1 percent. Income from operations in the third quarter of 2004 was $22 million, compared to $20 million in the same quarter of 2003.

Nine-Month Results

For the nine months ended Sept. 30, 2004, consolidated net sales increased 0.7 percent to $1.95 billion, compared to $1.93 billion in the same period of 2003. Net sales were favorably affected by foreign currency translation of $17.1 million. Excluding the foreign exchange impact, net sales decreased less than 1 percent.

Net income was $252.1 million, compared to $201.5 million in the first nine months of 2003. Diluted earnings per share were $1.61, compared to $1.29 last year. Adjusted* net income was $222.7 million, compared to $201.5 million last year. Adjusted* diluted earnings per share in the first nine months of 2004 were $1.42, compared to $1.29 last year.

Cash Flow Items

Cash flow from operations for the first nine months of 2004 was approximately $286 million. The company’s projection for the full year remains in the $300 million to $350 million range.

Depreciation and amortization expense was $103.1 million for the first nine months of 2004, compared to $101.9 million for the same period of 2003. Depreciation and amortization for 2004 is estimated to be $140 million to $145 million.

Capital expenditures were $168.7 million for the first nine months of 2004, compared to $128.7 million for the same period of 2003. The increase is due to the capacity expansion at the company’s McPherson, Kan., facility, and spending related to building the infrastructure for an independent, stand-alone company, primarily for the new information technology (I.T.) infrastructure. Capital expenditures for the full year are expected to be approximately $250 million.

Berlex Contract Wind-down

During the fourth quarter of 2004, Hospira received notification from Berlex that it was exercising the “wind-down” clause in its agreement with Hospira to distribute Berlex’s imaging agents. This low-margin distribution contract, which expires at the end of 2005, contains a provision that enables Berlex to begin shifting distribution of its products from Hospira to another party prior to the expiration of the contract.  The parties disagree as to when the wind-down period commenced.  Berlex has initiated the alternative dispute resolution provision of the contract to resolve this disagreement.

Based upon Hospira’s interpretation of the contract, Hospira projects that its sales of these products will decline from approximately $200 million in 2004 to approximately $60 million to $70 million in 2005. In addition, operating profits in 2005 related to these reduced sales are expected to be negatively affected by approximately $8 million to $9 million.

Full-Year Outlook

Based on year-to-date performance and expectations for the 2004 fourth quarter, the company has revised its 2004 projections. For the year ended Dec. 31, 2004, Hospira now expects sales to be approximately $2.6 billion. Diluted earnings per share for the year, which will include four months’ results as a part of Abbott and eight months’ results as an independent, public company are projected to be as follows:

Diluted earnings per share – adjusted*	$1.65 - $1.70

Curtailment gain	$0.26

Non-recurring transition expenses related to becoming an independent, stand-alone company (mid-point of an estimated $0.14 to $0.16 per share range for 2004)	$(0.15)

Diluted earnings per share – GAAP basis	$1.76 - $1.81

The primary factors that resulted in the change in guidance are as follows:

Original 2004 fully diluted adjusted* EPS guidance of $1.39 to $1.54 (narrowing the range around the mid-point)	$1.44 - $1.49

Acceleration of announcement of changes in certain employee retirement programs	$0.06

Delay in timing of S,G&A expenses	$0.05

Delay in timing of R&D spending	$0.10

Updated 2004 adjusted* EPS guidance as of Nov. 9, 2004	$1.65 - $1.70

It is anticipated that the other benefits to 2004 earnings — including the higher than expected growth in revenue this year and favorability in interest expense — will be offset by increased investment spending in 2004, the majority of which will occur in the fourth quarter.

2005 Comments

Hospira continues to work on completing its 2005 plan and will provide specific guidance when this planning process is concluded. However, based upon the factors disclosed in this press release and previously publicly disclosed by Hospira, the company does not expect 2005 earnings to exceed current 2004 guidance for adjusted* earnings per share.

*Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP in the United States included within this press release, Hospira has provided certain information that is considered non-GAAP financial measures. As used in this press release, “adjusted” refers to operating performance measures that exclude the non-recurring transition expenses related to becoming an independent, stand-alone company for the third quarter and first nine months of 2004 and the one-time curtailment gain reported in the results for the first nine months of 2004.

The adjusted information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission Rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the company’s ongoing business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Hospira may not be comparable to similarly titled measures reported by other companies.

In the third quarter of 2004, Hospira incurred non-recurring pre-tax transition expenses of $9.8 million ($7.1 million, or $0.05 per share, after tax) related to establishing an independent infrastructure. Year-to-date, these expenses were $14.9 million ($11.0 million, or $0.07 per share, after tax). The company has previously stated that these non-recurring transitional expenses will total approximately $100 million over the 24-month period ending April 30, 2006.  The year-to-date results also include the one-time, non-cash curtailment gain of $64.6 million ($40.4 million, or $0.26 per share, after tax) recorded in the second quarter of 2004.

Webcast

A conference call for investors will be held at 9 a.m. Central Time, Tuesday, Nov. 9, 2004. A live webcast of the conference call will be available at www.hospira.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup to receive the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the safety and efficacy of patient care. Created from the core global hospital products business of Abbott Laboratories, Hospira is a new company with 70 years of service to the hospital industry. The company’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals in hospitals; integrated solutions for medication management and infusion therapy; and a full-service contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has more than 14,000 employees and 15 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks and uncertainties set forth in the information statement under the heading “Risk Factors” in the most recent version of the Form 10 filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except for per share amounts)

	Three Months Ended September 30			Nine Months Ended September 30
	2004	2003	% Change	2004	2003	% Change
Net sales	$618,184	$598,026	3.4	$1,810,749	$1,766,924	2.5
Net sales to Abbott Laboratories	37,926	51,272	(26.0)	133,971	164,796	(18.7)
Total Net Sales	656,110	649,298	1.0	1,944,720	1,931,720	0.7

Cost of products sold	462,283	469,283	(1.5)	1,371,927	1,403,105	(2.2)
Gross Profit	193,827	180,015	7.7	572,793	528,615	8.4

Research and development	28,001	29,729	(5.8)	80,534	73,027	10.3
Selling, general and administrative	71,899	56,933	26.3	196,340	167,942	16.9
Curtailment of post-retirement medical and dental benefits	—	—	nm	(64,636)	—	nm
Income From Operations	93,927	93,353	0.6	360,555	287,646	25.3

Interest expense	8,268	—	nm	10,952	—	nm
Other (income) expense, net	(2,538)	(1,443)	75.9	(1,144)	1,900	(160.2)
Income Before Income Taxes	88,197	94,796	(7.0)	350,747	285,746	22.7

Income tax expense	26,882	27,965	(3.9)	98,671	84,295	17.1
Net Income	$61,315	$66,831	(8.3)	$252,076	$201,451	25.1

Earnings Per Common Share:
Basic	$0.39	$0.43		$1.61	$1.29
Diluted	$0.39	$0.43		$1.61	$1.29

Weighted Average Common Shares Outstanding:
Basic	156,059	156,043		156,054	156,043
Diluted	156,672	156,043		156,623	156,043

Statistics (as a % of Total Net Sales, except for Income tax rate)

Gross Profit	29.5%	27.7%		29.5%	27.4%

R&D	4.3%	4.6%		4.1%	3.8%

SG&A	11.0%	8.8%		10.1%	8.7%

Income From Operations	14.3%	14.4%		18.5%	14.9%

Income Before Income Taxes	13.4%	14.6%		18.0%	14.8%

Net Income	9.3%	10.3%		13.0%	10.4%

Income Tax Rate	30.5%	29.5%		28.1%	29.5%

Hospira, Inc.

Reconciliation of Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30, 2004				Nine Months Ended September 30, 2004
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted

Net sales	$618,184			$618,184	$1,810,749			$1,810,749
Net sales to Abbott Laboratories	37,926			37,926	133,971			133,971
Total Net Sales	656,110	—		656,110	1,944,720	—		1,944,720

Cost of products sold	462,283	(1,317	)(A)	460,966	1,371,927	(2,308	)(A)	1,369,619
Gross Profit	193,827	1,317		195,144	572,793	2,308		575,101

Research and development	28,001	(162	)(A)	27,839	80,534	(192	)(A)	80,342
Selling, general and administrative	71,899	(8,309	)(A)	63,590	196,340	(12,158	)(A)	184,182
Curtailment of post-retirement medical and dental benefits	—	—		—	(64,636)	64,636	(B)	—
Income From Operations	93,927	9,788		103,715	360,555	(49,978)		310,577

Interest expense	8,268			8,268	10,952			10,952
Other (income) net	(2,538)	—		(2,538)	(1,144)	(189	)(A)	(1,333)
Income Before Income Taxes	88,197	9,788		97,985	350,747	(49,789)		300,958

Income tax expense	26,882	2,646	(C)	29,528	98,671	(20,379	)(C)	78,292
Net Income	$61,315	$7,142		$68,457	$252,076	$(29,410)		$222,666

Earnings Per Common Share:
Basic	$0.39	$0.05		$0.44	$1.61	$(0.19)		$1.42
Diluted	$0.39	$0.05		$0.44	$1.61	$(0.19)		$1.42

Weighted Average Common Shares Outstanding:
Basic	156,059	156,059		156,059	156,054	156,054		156,054
Diluted	156,672	156,672		156,672	156,623	156,623		156,623

Statistics (as a % of Total Net Sales, except for Income tax rate)

Gross Profit	29.5%			29.7%	29.5%			29.6%

R&D	4.3%			4.2%	4.1%			4.1%

SG&A	11.0%			9.7%	10.1%			9.5%

Income From Operations	14.3%			15.8%	18.5%			16.0%

Income Before Income Taxes	13.4%			14.9%	18.0%			15.5%

Net Income	9.3%			10.4%	13.0%			11.4%

Income Tax Rate	30.5%			30.1%	28.1%			26.0%

(A) — Non-recurring transition costs.

(B) — Curtailment gain ($64,636).

(C) — Curtailment gain is tax effected at 37.5%, while non-recurring transition costs are tax effected at 26.0%. Third Quarter 2004 includes impact of increasing overall effective tax rate from 24.0% to 26.0%.

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)

	September 30 2004	December 31 2003
Assets
Current Assets:
Cash and cash equivalents	$135,448	$—
Net trade receivables	336,093	315,646
Inventory	539,845	609,291
Prepaid expenses, deferred income taxes and other receivables	158,249	150,496
Total Current Assets	1,169,635	1,075,433

Net property and equipment	923,270	855,277
Intangible assets, net of amortization	2,120	5,335
Goodwill	80,973	80,973
Deferred income taxes and other assets	118,235	233,145
Total Assets	$2,294,233	$2,250,163

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$—	$—
Trade accounts payable	102,800	105,613
Salaries payable and other accruals	319,472	253,988
Due to Abbott, net	117,952	—
Total Current Liabilities	540,224	359,601
Due to Abbott, net	64,944	—
Long-term debt	698,806	—
Post-employment obligations and other long-term liabilities	86,544	437,098
Commitments and Contingencies	—	—
Total Liabilities	1,390,518	796,699
Total Shareholders’ Equity	903,715	1,453,464
Total Liabilities and Shareholders’ Equity	$2,294,233	$2,250,163

Hospira, Inc.

Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2004	2003	Percent Change vs. Prior Year*	2004	2003	Percent Change vs. Prior Year*
U.S. —

Specialty Injectable Pharmaceuticals	$235	216	8.6	$661	$642	3.0
Medication Delivery Systems	187	185	0.8	566	546	3.6
Injectable Pharmaceutical Contract Manufacturing	46	38	22.9	130	118	10.0
Sales to Abbott Laboratories	24	43	(42.9)	95	137	(30.7)
Other	65	71	(9.0)	181	196	(7.3)

Total U.S.	557	553	0.7	1,633	1,639	(0.3)

International —

Sales to Third Parties	85	88	(2.6)	273	265	2.8
Sales to Abbott Laboratories	14	8	60.7	39	28	39.9

Total International Sales	99	96	2.9	312	293	6.3

Consolidated Net Sales	$656	$649	1.0	$1,945	$1,932	0.7

* Percent change computation based on unrounded numbers.

Hospira, Inc.

Segment Information

(Unaudited)

(dollars in millions)

	Three Months Ended September 30				Nine Months Ended September 30
	Net Sales		Income from Operations		Net Sales		Income from Operations
	2004	2003	2004	2003	2004	2003	2004 (1)	2003

U.S.	$557	$553	$89	$83	$1,633	$1,639	$327	$253

International	99	96	22	20	312	293	74	63
Total reportable segments	$656	$649	111	103	$1,945	$1,932	401	316
Corporate functions			(17)	(9)			(41)	(28)
Income from operations			94	94			360	288
Other			(6)	1			(10)	(2)
Income before income taxes			$88	$95			$350	$286

(1) 2004 U.S. Income from operations includes curtailment benefit of $65 million.